Exhibit 5.1

SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA Founded 1866	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

November 12, 2015

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2015-C26, Commercial Mortgage Pass-Through Certificates, Series 2015-C26

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley Capital I Inc., a Delaware corporation (the “Depositor”), in connection with the issuance of approximately $1,048,168,904 aggregate principal balance of Commercial Mortgage Pass-Through Certificates, Series 2015-C26, Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class A-S, Class B and Class C Certificates (collectively, the “Publicly Offered Certificates”), and the Class X-B, Class X-D, Class D, Class E, Class F, Class G, Class H, Class V and Class R Certificates, pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2015 (the “Pooling and Servicing Agreement”), between the Depositor, as depositor, Wells Fargo Bank, National Association, as master servicer and excluded special servicer with respect to excluded special servicer mortgage loans existing on the Closing Date, LNR Partners, LLC, as general special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, certificate registrar, authenticating agent and custodian, and Park Bridge Lender Services LLC, as trust advisor.

For purposes of rendering this opinion letter, we have reviewed:

(i)         the Registration Statement on Form S-3 (Registration No. 333-180779) relating to the Publicly Offered Certificates (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 4, 2012;

(ii)        the Prospectus, dated October 1, 2013 (the “Base Prospectus”) and the Prospectus Supplement, dated October 28, 2015 (the “Prospectus Supplement”) relating to the Publicly Offered Certificates;

(iii)       the Underwriting Agreement, dated as of October 28, 2015 (the “Underwriting Agreement”), between the Depositor, MSMCH, Morgan Stanley & Co. LLC (“MSC”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), CIBC World Markets Corp. (“CIBCWM”) and Drexel Hamilton, LLC (“Drexel” and, together with MSC, MLPF&S and CIBCWM, the “Underwriters”);

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

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(iv)         evidence satisfactory to us with respect to the effectiveness of the Registration Statement under the Act; and

(v)          the forms of the Publicly Offered Certificates attached as exhibits to the Pooling and Servicing Agreement.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion. In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed documents reviewed by us; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. As to any facts material to the opinions expressed herein that were not known to us, we have relied upon (1) certificates, statements and representations of officers and other representatives of the Depositor and others, (2) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, dated November 9, 2015 (the “Delaware Good Standing Certificate”) and (3) a certificate of the Secretary of State of the State of Delaware as to the certificate of incorporation of the Depositor, dated November 10, 2015 (the “Delaware Certificate of Incorporation Certificate” and, together with the Delaware Good Standing Certificate, the “Delaware Certificates”).

Our opinions set forth below are subject to: (1) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the doctrine of estoppel; (2) the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law; (3) the effect of certain laws, rules, regulations and judicial and other decisions upon enforceability; (4) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties generally and the effect of, to the extent applicable, the rights of creditors or of secured creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates; and (5) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement that purports or is construed to provide indemnification with respect to securities law violations.

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Based upon and subject to the foregoing, we are of the opinion that—

A.          The Publicly Offered Certificates, when duly executed, authenticated and delivered in accordance with the terms and conditions of the Pooling and Servicing Agreement, and when delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be legally and validly issued and outstanding, fully paid and non-assessable.

B.          The descriptions set forth under the caption “Federal Income Tax Consequences” in the Base Prospectus and “Material Federal Income Tax Consequences” in the Prospectus Supplement, although they do not discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986 (the “Code”)), otherwise correctly describe the material aspects of the federal income tax treatment of an investment in the Publicly Offered Certificates commonly applicable to investors that are U.S. Persons (as defined in the Base Prospectus) and, where expressly indicated therein, to investors that are not U.S. Persons. We also hereby confirm the opinion expressly set forth under such captions as our opinion.

C.         The Depositor is validly existing and in good standing under the laws of the State of Delaware.

The opinion set forth in paragraph B above is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. The opinion set forth in paragraph B above is based on the current provisions of the Code and the Treasury Regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change can apply retroactively and modify the legal conclusions upon which such opinion is based.

This opinion is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the discussion of our opinions set forth in this opinion letter under the captions “Legal Matters” and “Federal Income Tax Consequences” in the Base Prospectus and “Legal Matters” and “Material Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not consider that we are “experts” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

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We express no opinion on any laws other than the federal laws of the United States of America, the laws of the State of New York and, solely with respect to the opinion set forth in paragraph (C) above, the Delaware General Corporation Law. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Very truly yours,

/s/ Sidley Austin LLP